Evoqua Water Technologies Reports Second Quarter 2019 Results
Second Quarter 2019 Financial Highlights:

•	Consolidated revenues of $348.6 million, an increase of 4.5% over the prior year period, including 2.3% organic growth

•	Net income of $1.6 million compared to net income of $13.0 million in the prior year period

•	Adjusted EBITDA of $56.7 million, down 1.7% from the prior year period

Pittsburgh, PA - May 10, 2019 -- Evoqua Water Technologies Corp. (NYSE:AQUA) today reported results for its second quarter of fiscal 2019.
Revenues for the second quarter of fiscal 2019 were $348.6 million, an increase of $14.9 million, or 4.5%, from $333.7 million in the prior year period. Revenue growth for the second quarter was primarily led by increased volume in service revenues from organic and recently acquired businesses, as well as continued strong performance in aftermarket revenue channels.
Net income for the second quarter of fiscal 2019 was $1.6 million, compared to net income of $13.0 million in the prior year period, resulting in diluted earnings per share (“EPS”) of $0.01 compared to $0.10 in the prior year period. Net income for the quarter includes $0.3 million of non-cash foreign currency loss from intercompany loans, versus a prior year period non-cash foreign currency gain of $2.1 million. Additional contributing factors to the period over period change include other non-cash charges of $9.2 million, including product rationalization and facility consolidation charges associated with the two-segment realignment, higher depreciation costs associated with capital investment and acquisitions, as well as higher share-based compensation charges.
Adjusted EBITDA was $56.7 million in the second quarter of fiscal 2019, a decrease of $1.0 million, or 1.7%, from the prior year period. The reduction in Adjusted EBITDA for the second quarter of fiscal 2019 as compared to the prior year period was driven by factors in our Applied Product Technologies segment, including product mix in the quarter as well as the impact of benefits recognized in the prior year period related to warranty reductions based on improved warranty experience.
“Strong sales growth from Integrated Solutions and Services and double-digit overall year-to-date order growth highlighted the quarter’s results, which were in-line with our expectations,” said Ron Keating, Evoqua’s CEO. “Integrated Solutions and Services second quarter sales grew 10.9%, and 5.9% organically, over the prior year. Applied Product Technologies sales were down 5.7% versus last year with growth in aftermarket offset by a decline in higher margin capital sales. We are pleased with the strong order book, which reflects continued strength in our end markets, and we expect it to provide sales growth opportunities in the latter part of this year and into 2020.”

Mr. Keating stated, “We began our two-segment realignment in October with the objective of optimizing our ability to quickly serve customers and channel partners with our broad portfolio of solutions. The realignment is on-track, and we are seeing the expected benefits of the two-segment structure in our order rates.”
Mr. Keating continued, “For fiscal 2019, we reaffirm our expected revenues to be in the range of $1.38 billion to $1.44 billion and Adjusted EBITDA to be in the range of $220 million to $240 million. We expect to see improved results in the second half driven by higher volumes, cost benefits associated with our two-segment realignment and the impact of favorable pricing actions. While we have visibility on an annual basis given the recurring nature of much of the business, the Company is subject to quarterly variability that may result from product mix and customer schedules changing between periods. As a result, we expect third quarter Adjusted EBITDA to be approximately flat to up 8% sequentially over the second quarter 2019 Adjusted EBITDA.
Mr. Keating commented, “Overall demand trends continue to be favorable as customers recognize the increasing complexities in managing their water requirements. We believe Evoqua’s broad portfolio of technologies, integrated solutions and services positions us for continued growth.”

Second Quarter Segment Results
For fiscal 2019, Evoqua has two reportable segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the second quarter are as follows:
Integrated Solutions and Services
The Integrated Solutions and Services segment provides tailored services and solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), municipal services, including odor and corrosion control services, and full-scale outsourcing of operations and maintenance.
Segment revenues increased $22.3 million, or 10.9%, to $226.8 million in the second quarter of fiscal 2019 as compared to $204.5 million in the same period in the prior year. Organic revenues increased approximately 5.9% as compared to the same period in the prior year -

•	Service revenue growth of $3.8 million, exclusive of acquisitions.

•	Capital and aftermarket revenue grew by $7.6 million, exclusive of acquisitions, primarily in the microelectronics and food and beverage markets.

•	Recently acquired businesses of Pure Water, ProAct and Isotope contributed $10.9 million of revenue compared to the same period in the prior year.
Operating profit increased $2.4 million, or 6.9%, to $37.0 million in the second quarter of fiscal 2019 as compared to $34.6 million the same period of the prior year -

•	Segment profitability improved $5.7 million driven by increased organic and acquisition related revenue volume as well as improved pricing across the business.

•	Higher segment operating costs reduced profitability by $0.5 million, partially derived from higher employment costs.

•	Segment profitability was also impacted by $2.8 million of higher depreciation and amortization, primarily driven by acquisitions and capital investment in service assets.
Segment Adjusted EBITDA increased $5.3 million, or 11.5%, to $51.4 million in the second quarter of fiscal 2019 as compared to $46.1 million in the same period in the prior year. The increase in Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and for this segment also excludes $0.1 million of restructuring and realignment costs incurred, all of which were discrete to the Integrated Solutions and Services segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Integrated Solutions and Services segment.
Applied Product Technologies
The Applied Product Technologies segment provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology and aquatics technologies and solutions for the global recreational and commercial pool market.
Revenues decreased by $7.4 million, or 5.7%, to $121.8 million in the second quarter of fiscal 2019, as compared to $129.2 million for the comparable period in the prior year -

•	Aftermarket revenue grew by $9.9 million, derived from multiple product lines.

•	Capital products revenues declined by $14.5 million, primarily in higher margin product lines.

•	Recently acquired business Pacific Ozone contributed $0.9 million of increased revenue.

•	Revenue was also impacted by unfavorable foreign currency translation of $3.7 million.
Operating profit decreased $12.8 million, or 53.1%, to $11.3 million for the second quarter of fiscal 2019 from $24.1 million for the same period in the prior year -

•	Improvements in profitability included operational leverage of $2.5 million, as well as lower employment costs of $2.7 million as compared to the prior year period.

•
These improvements in profitability were offset by $7.1 million related to the decline in revenue volume and the underlying product mix, as well as the impact of benefits recognized in the prior year period of $3.6 million related to warranty reductions, net of losses from our Italian operations, which did not reoccur in the current year.

•	Operating profit was also impacted by unfavorable foreign currency translation of $1.4 million.

•
Other offsets to segment operating profit include impacts from product rationalization and facility consolidation, restructuring and costs associated with the remediation of a manufacturing defect caused by a third party vendor in an aggregate amount of $5.4 million, along with $0.5 million of higher depreciation expense.

Segment Adjusted EBITDA decreased $6.9 million, or 24.6%, to $21.2 million in the second quarter of fiscal 2019 as compared to $28.1 million in the same prior year period. The decline in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and also excludes the impacts from product rationalization and facility consolidation, restructuring and costs associated with the remediation of a manufacturing defect caused by a third party vendor in an aggregate amount of $5.4 million incurred during the period that was discrete to the Applied Product Technologies segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Applied Product Technologies segment.
Second Quarter Earnings Call and Webcast
The Company will hold its second quarter earnings conference call Friday, May 10, 2019, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across nine countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Revenue	$348,628	$333,690	$671,630	$630,740
Cost of product sales and services	(253,017)	(225,693)	(487,289)	(434,364)
Gross Profit	95,611	107,997	184,341	196,376
General and administrative expense	(48,215)	(44,742)	(103,046)	(83,807)
Sales and marketing expense	(35,435)	(34,330)	(71,587)	(68,571)
Research and development expense	(3,957)	(4,021)	(8,103)	(8,674)
Total operating expenses	(87,607)	(83,093)	(182,736)	(161,052)
Other operating income (expense), net	3,464	904	3,504	311
Interest expense	(14,474)	(10,810)	(28,917)	(28,053)
(Loss) income before income taxes	(3,006)	14,998	(23,808)	7,582
Income tax benefit (expense)	4,579	(2,018)	9,093	2,393
Net income (loss)	1,573	12,980	(14,715)	9,975
Net income attributable to non‑controlling interest	189	477	631	1,185
Net income (loss) attributable to Evoqua Water Technologies Corp.	$1,384	$12,503	$(15,346)	$8,790
Basic income (loss) per common share	$0.01	$0.11	$(0.13)	$0.08
Diluted income (loss) per common share	$0.01	$0.10	$(0.13)	$0.07

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	March 31, 2019	September 30, 2018
ASSETS
Current assets	$551,617	$565,560
Cash and cash equivalents	66,750	82,365
Receivables, net	232,324	254,756
Inventories, net	155,863	134,988
Contract assets	71,310	69,147
Other current assets	25,370	24,304
Property, plant, and equipment, net	333,023	320,023
Goodwill	407,572	411,346
Intangible assets, net	328,021	340,408
Other non-current assets	39,941	26,280
Total assets	$1,660,174	$1,663,617
LIABILITIES AND EQUITY
Current liabilities	$280,773	$284,719
Accounts payable	133,730	141,140
Current portion of debt	12,303	11,555
Contract liabilities	25,068	17,652
Accrued expenses and other liabilities	94,659	97,672
Other current liabilities	15,013	16,700
Non‑current liabilities	1,024,024	1,016,882
Long‑term debt	933,116	928,075
Other non-current liabilities	90,908	88,807
Total liabilities	1,304,797	1,301,601
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 115,691 shares, outstanding 114,173 shares at March 31, 2019; issued 115,016 shares, outstanding 113,929 shares at September 30, 2018	1,151	1,145
Treasury stock: 1,518 shares at March 31, 2019 and 1,087 shares at September 30, 2018	(2,837)	(2,837)
Additional paid‑in capital	542,104	533,435
Retained deficit	(180,618)	(163,871)
Accumulated other comprehensive loss, net of tax	(7,615)	(9,017)
Total Evoqua Water Technologies Corp. equity	352,185	358,855
Non‑controlling interest	3,192	3,161
Total shareholders’ equity	355,377	362,016
Total liabilities and shareholders’ equity	$1,660,174	$1,663,617

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2019	2018
Operating activities
Net (loss) income	$(14,715)	$9,975
Reconciliation of net (loss) income to cash flows provided by operating activities:
Depreciation and amortization	47,252	40,363
Amortization of debt related costs (includes $0 and $2,994 write off of deferred financing fees)	1,231	4,145
Deferred income taxes	(11,411)	(6,013)
Share-based compensation	9,270	6,862
(Gain) loss on sale of property, plant and equipment	(122)	102
Foreign currency exchange losses (gains) on intercompany loans and other non-cash items	5,228	(2,934)
Changes in assets and liabilities	(9,389)	(10,649)
Net cash provided by operating activities	27,344	41,851
Investing activities
Purchase of property, plant and equipment	(40,682)	(31,670)
Purchase of intangibles	(2,898)	(291)
Proceeds from sale of property, plant and equipment	2,875	539
Acquisitions, net of cash received of $0 and $39	2,048	(10,224)
Net cash used in investing activities	(38,657)	(41,646)
Financing activities
Issuance of debt, net of deferred issuance costs	10,663	(1,792)
Borrowings under credit facility	115,000	6,000
Repayment of debt	(120,856)	(111,161)
Repayment of capital lease obligation	(4,925)	(5,489)
Payment of earn-out related to previous acquisitions	(461)	—
Proceeds from issuance of common stock	341	137,605
Taxes paid related to net share settlements of share-based compensation awards	(936)	(7,368)
Stock repurchases	—	(230)
Cash paid for interest rate cap	(2,235)	—
Distribution to non‑controlling interest	(600)	(1,550)
Net cash (used in) provided by financing activities	(4,009)	16,015
Effect of exchange rate changes on cash	(293)	268
Change in cash and cash equivalents	(15,615)	16,488
Cash and cash equivalents
Beginning of period	82,365	59,254
End of period	$66,750	$75,742

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable segments does not include certain charges that are presented within Corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our Net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Six Months Ended March 31,
(In millions)	2019	2018	2019	2018
Net income (loss)	$1.6	$13.0	$(14.7)	$10.0
Income tax (benefit) expense	(4.6)	2.0	(9.1)	(2.4)
Interest expense	14.5	10.8	28.9	28.0
Operating profit	11.5	25.8	5.1	35.6
Depreciation and amortization	24.2	20.5	47.3	40.4
EBITDA	35.7	46.3	52.4	76.0
Restructuring and related business transformation costs (a)	8.3	8.2	14.0	16.3
Share-based compensation (b)	4.7	4.3	9.3	6.9
Sponsor fees (c)	—	—	—	0.3
Transaction costs (d)	2.4	0.8	4.5	1.4
Other losses (gains) and expenses (e)	5.6	(1.9)	14.9	(3.2)
Adjusted EBITDA	$56.7	$57.7	$95.1	$97.7

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, and third‑party consultant costs to assist with these initiatives. This includes:

(A)
$0.3 million for the six months ended March 31, 2018, (all of which is reflected as a component of Restructuring charges in Note 13, “Restructuring and Related Charges” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2019 (the “Restructuring Footnote”)) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages;

(B)
$0.2 million and $0.7 million for the three and six months ended March 31, 2019, respectively, reflected as components of Cost of product sales and services (“Cost of sales”) ($0.2 million and $0.5 million for the three and six month periods, respectively) and G&A expense ($0.2 million for the six month period) (all of which is reflected in the Restructuring Footnote); and $1.9 million and $5.4 million for the three and six months ended March 31, 2018, respectively, reflected as components of Cost of sales ($0.3 million and $1.6 million for the three and six month periods, respectively), R&D expense ($0.2 million and $0.5 million for the three and six month periods, respectively), S&M expense ($0.2 million and $0.5 million for the three and six month periods, respectively) and G&A expense ($1.2 million and $2.8 million for the three and six month periods, respectively) (all of which is reflected in the Restructuring Footnote) related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure; and

(C)
$5.1 million and $7.0 million for the three and six months ended March 31, 2019, respectively, (all of which is reflected in the Restructuring Footnote), reflected as components of Cost of sales ($2.5 million and $2.7 million for the three and six month periods, respectively), S&M expense ($0.4 million and $0.6 million for the three and six month periods, respectively) and G&A expense ($2.1 million and $3.6 million for the three and six month periods, respectively) related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide;

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products ($0.2 million and $0.6 million for the three and six months ended March 31, 2019, respectively, reflected as components of Cost of sales ($0.1 million for the six month period) and G&A expense ($0.2 million and $0.5 million for the three and six month periods, respectively); and $0.9 million and $1.0 million for the three and six months ended March 31, 2018, respectively, reflected as components of Cost of sales ($0.3 million and $0.4 million for the three and six month periods, respectively) and G&A expense ($0.6 million for each of the three and six month periods));

(iii)
expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes ($2.3 million and $5.1 million for the three and six months ended March 31, 2019, respectively, primarily reflected as components of Cost of sales ($0.1 million for the six month period) and G&A expense ($2.3 million and $5.0 million for the three and six month periods, respectively); and $3.4 million and $4.7 million in the three and six months ended March 31, 2018, respectively, primarily reflected as components of Cost of sales ($1.2 million and $2.2 million for the three and six month periods, respectively), S&M expense ($0.1 million for each of the three and six month periods) and G&A expense ($2.1 million and $2.4 million for the three and six month periods, respectively)); and

(iv)
costs associated with our IPO and secondary offering as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs, ($0.4 million and $0.5 million for the three and six months ended March 31, 2019, respectively, all reflected as a component of G&A expense; and $2.0 million and $5.0 million for the three and six months ended March 31, 2018, respectively, all reflected as a component of G&A expense).

(b)
Represents non‑cash share‑based compensation expenses related to equity awards. See “Note 16. Share-Based Compensation” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

(c)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the AEA Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with the IPO, the management agreement was terminated. See “Note 18. Related-Party Transactions” to our Unaudited Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2019 for further detail.

(d)
Represents expenses associated with acquisition and divestiture related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($2.4 million and $4.5 million in the three and six months ended March 31, 2019, primarily reflected as components of Cost of sales ($1.1 million and $1.3 million for the three and six month periods, respectively) and G&A expense ($1.3 million and $3.2 million for the three and six month periods, respectively) and $0.8 million and $1.4 million in the three and six months ended March 31, 2018, respectively, primarily reflected as components of G&A expense).

(e)	Represents:

(i)
impact of foreign exchange gains and losses ($0.3 million loss and $5.0 million loss in the three and six months ended March 31, 2019, respectively, and $2.1 million gain and $3.7 million gain in the three and six months ended March 31, 2018, respectively);

(ii)	foreign exchange impact related to headquarter allocations ($0.2 million gain for the three and six months ended March 31, 2018, respectively);

(iii)
expenses on disposal related to maintaining non-operational business locations ($0.1 million and $0.6 million in the three and six months ended March 31, 2019, respectively and $0.5 million and $0.7 million in the three and six months ended March 31, 2018, respectively);

(iv)
expenses incurred by the Company related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($0.3 million and $1.3 million for the three and six months ended March 31, 2019, respectively, all reflected as a component of Cost of sales);

(v)
charges incurred by the Company related to product rationalization in its electro-chlorination business ($0.1 million expense reduction and $3.0 million expense for the three and six months ended March 31, 2019, respectively, all reflected as a component of Cost of sales); and

(vi)
expenses incurred by the Company related to the write-off of inventory in its aquatics business associated with product rationalization and facility consolidation ($5.1 million for the three and six months ended March 31, 2019, all reflected as a component of Cost of sales).

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended March 31,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$37.0	$11.3	$34.6	$24.1
Depreciation and amortization	14.3	4.5	11.5	4.0
EBITDA	$51.3	$15.8	$46.1	$28.1
Restructuring and related business transformation costs (a)	0.1	0.2	—	—
Transaction costs (b)	—	—	—	—
Other losses and expenses (c)	—	5.2	—	—
Adjusted EBITDA	$51.4	$21.2	$46.1	$28.1

	Six Months Ended March 31,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$64.9	$15.8	$68.7	$32.2
Depreciation and amortization	28.3	8.8	22.6	7.9
EBITDA	$93.2	$24.6	$91.3	$40.1
Restructuring and related business transformation costs (a)	0.4	0.5	—	—
Transaction costs (b)	0.5	0.7	—	—
Other losses and expenses (c)	0.2	9.3	—	—
Adjusted EBITDA	$94.3	$35.1	$91.3	$40.1

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments, respectively, incurred in the three and six months ended March 31, 2019. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in an increase to the fair valued amount of the earn-out recorded upon the acquisitions in the six months ended March 31, 2019, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.

(c)	Represents:

(i)	expenses incurred by the Company in the six months ended March 31, 2019, distinct to our Integrated Solutions and Services segment, related to maintaining non-operational business locations;

(ii)
expenses incurred by the Company in the three and six months ended March 31, 2019, distinct to our Applied Product Technologies segment, as a result of product rationalization in our electro-chlorination business and the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution; and

(iii)
expenses incurred by the Company in the three and six ended March 31, 2019, distinct to our Applied Product Technologies segment, as a result of the write-off of inventory in the aquatics business associated with product rationalization and facility consolidation.

Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months ended March 31, 2019. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q2 FY19 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	4.5%	(1.3)%	3.5%	2.3%
Integrated Solutions & Services	10.9%	(0.3)%	5.3%	5.9%
Applied Product Technologies	(5.7)%	(2.8)%	0.6%	(3.5)%
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for the quarter ending June 30, 2019 and fiscal 2019, statements regarding our two-segment restructuring actions, and expected restructuring charges and cost savings for fiscal 2019 and beyond. Additionally, any forward looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.